As filed with the Securities and Exchange Commission on March 31, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINROSS GOLD CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	650430083
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification no.)

17TH Floor, 25 York Street Toronto, Ontario M5J 2V5
(Address of principal executive offices, including zip code)

Kinross Gold Corporation Share Option Plan Kinross Gold Corporation Restricted Share Plan
(Full title of the plan)

Martin D. Litt Secretary Kinross Gold U.S.A., Inc. 5075 S. Syracuse Street, Suite 800, Denver, Colorado, 80237 Telephone: (303) 802-1445
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Robert G. DeLaMater, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498	Kathleen M. Grandy, Esq. Vice-President, Assistant General Counsel & Corporate Secretary 25 York Street, 17th Floor Toronto, Ontario M5J 2V5

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common shares, no par value and associated rights under the Kinross Gold Corporation Share Option Plan (3)	10,000,000	$3.42	$34,200,000	$3,963.78
Common shares, no par value and associated rights under the Kinross Gold Corporation Restricted Share Plan (3)	15,000,000	$3.42	$51,300,000	$5,945.67

(1)         This Registration Statement shall also cover any additional shares of common stock which become issuable under the Kinross Gold Corporation Share Option Plan and the Kinross Gold Corporation Restricted Share Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Kinross Gold Corporation (the “Registrant”).

(2)         Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, this amount is calculated based upon the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange system on March 24, 2017, of $3.42.  It is estimated solely for the purpose of calculating the registration fee.

(3)         Each common share includes an attached right arising under and subject to the terms set forth in the Shareholder Rights Plan Agreement dated as of February 26, 2009 and as amended and restated as of February 15, 2012 (the “Rights Agreement”), between the Registrant and Computershare Investor Services Inc., as Rights Agent.  Until the occurrence of certain events described in the Rights Agreement, the rights are not exercisable, are evidenced by the Registrant’s common shares and transfer automatically with, and only with, the common shares.

PART I

Item 1.                                                         Plan Information

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.                                                         Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

Item 3.                                                         Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a)                                 The Registrant’s registration statement on Form 40-F for the year ended December 31, 2016 filed with the Commission on March 31, 2017 (the “Form 40-F”);

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 40-F incorporated by reference herein pursuant to (a) above; and

(c)                                  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A as filed on April 11, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                                                         Description of Securities

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel

No named expert or counsel was employed by the Registrant on a contingent basis or has a substantial interest in or other relationship with the Registrant identified in Regulation S-K Item 509.

Item 6.                                                         Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (any such person a “Qualifying Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.  A corporation shall not indemnify an individual unless the individual (1) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and (2) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.  A corporation may advance money to a Qualifying Person for the costs, charges and expenses of a proceeding referred to above, but the individual shall repay the money if the individual does not fulfill the conditions set out in (1) above. A corporation may, with the approval of a court, indemnify an individual referred to above, or advance moneys, in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in (1) above. Despite the provisions above, a Qualifying Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking an indemnity, (a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in (1) and (2) above.

Sections 5.3, 5.4 and 5.5 of the Registrant’s Bylaws provide:

5.3                               Indemnity:   Every person who at any time is or has been a director or officer of the Corporation or who at any time acts or has acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of every such person, shall at all times be indemnified by the Corporation in every circumstance where the Act so permits or requires.  In addition and without prejudice to the foregoing and subject to the limitations in the Act regarding indemnities in respect of derivative actions, every person who at any time is or has been a director or officer, or in a similar capacity, of the Corporation or properly incurs or has properly incurred any liability on behalf of the Corporation or who at any time acts or has acted at the Corporation’s request (in respect of the Corporation or any other entity), and his/her heirs and legal representatives, shall at all times be indemnified by the Corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or completed) to which he/she is or may be made a party or in which he/she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him in any such capacity or otherwise in respect of any of the foregoing), and all appeals therefrom, if:

(a)                                 he/she acted honestly and in good faith with a view to the best interests of the Corporation (or, if applicable, in the best interest of the other entity for which the individual acted as a director, officer or in a similar capacity at the Corporation’s request); and

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he/she had reasonable grounds for believing his/her conduct was lawful.

Nothing in this section shall affect any other right to indemnity to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this section or any corresponding condition in the Act. From time to time the board may determine that this section shall also apply to the employees of the Corporation who are not directors or officers of the Corporation or to any particular one or more or class of such employees, either generally or in respect of a particular occurrence or class of occurrences and either prospectively or retroactively. From time to time thereafter the board may also revoke, limit or vary the continued such application of this section.

5.4.  Limitation of Liability:   So long as he/she acts honestly and in good faith with a view to the best interests of the Corporation (or of the entity for which the individual acted as a director, officer or in a similar capacity at the Corporation’s request), no person referred to in section 5.3 (including, to the extent it is then applicable to them, any employees referred to therein) shall be liable for any damage, loss, cost or liability sustained or incurred by the Corporation, except where so required by the Act.

5.5. Insurance:   Subject to the Act, the Corporation may purchase liability insurance for the benefit of any person referred to in section 5.3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.  (See “ITEM 9.  UNDERTAKINGS.”)

Item 7.                                                         Exemption from Registration Claimed

Not applicable.

Item 8.                                                         Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Index to the Exhibits filed as part of this Registration Statement hereof.

Item 9.                                                         Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement; provided, however, paragraphs (1)(i) and (ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)                                 That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 31, 2017.

Kinross Gold Corporation

By:	/s/ Kathleen M. Grandy
	Name:	Kathleen M. Grandy
	Title:	Vice President, Assistant General Counsel and Corporate Secretary

The undersigned officers and directors do hereby constitute and appoint Geoffrey P. Gold and Kathleen M. Grandy, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such attorney may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 31, 2017.

Signature	Title

/s/ J. Paul Rollinson	President and Chief Executive Officer and Director
J. Paul Rollinson	(principal executive officer)

/s/ Tony S. Giardini	Executive Vice-President and Chief Financial Officer
Tony S. Giardini	(principal financial and principal accounting officer)

/s/ Ian Atkinson	Director
Ian Atkinson

/s/ John A. Brough	Director
John A. Brough

/s/ John M. H. Huxley	Director
John M. H. Huxley

/s/ Ave G. Lethbridge	Director
Ave G. Lethbridge

/s/ Catherine McLeod-Seltzer	Director
Catherine McLeod-Seltzer

/s/ John E. Oliver	Director
John E. Oliver

/s/ Kelly J. Osborne	Director
Kelly J. Osborne

/s/ Una M. Power	Director
Una M. Power

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Denver, State of Colorado, USA on March 31, 2017.

KINROSS GOLD U.S.A., INC.

By:	/s/ Martin D. Litt
Martin D. Litt

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Amalgamation

4.2	Registrant’s Amended and Restated By-Law No. 1 (incorporated by reference to Exhibit No. 99.2 to Registrant’s Current Report on Form 6-K filed May 28, 2015).

4.3

Rights Plan Agreement dated February 26, 2009, as amended and restated as of February 15, 2012 entered into between Kinross Gold Corporation and Computershare Investor Services Inc. (incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 6-K filed May 13, 2015).

5.1	Opinion of Osler, Hoskin & Harcourt LLP regarding the Share Option Plan

5.2	Opinion of Osler, Hoskin & Harcourt LLP regarding the Restricted Share Plan

23.1	Consent of KPMG LLP

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibits 5.1 and 5.2)

23.3	Consent of Mr. John L. Sims, Qualified Person.

24.1	Power of Attorney (set forth on the signature page)